FOR IMMEDIATE RELEASE: DECEMBER 19, 2007	Exhibit 99.1

LEGGETT & PLATT UPDATES 4Q GUIDANCE

Carthage, MO, December 19, 2007 —

•	4Q asset impairment of approx. $150 million (non-cash) associated with planned divestitures

•	Additional 4Q goodwill impairment for Fixtures & Display group; amount not yet finalized

•	4Q EPS guidance of $.09-.13, excluding impairments

Fortune 500 diversified manufacturer Leggett & Platt expects significant divestiture-related asset impairments (as anticipated in the November announcement regarding its strategic plans), resulting in a net loss for the fourth quarter. The magnitude of some impairments has not yet been finalized; however, Leggett provided the following information.

Excluding impairment charges, fourth quarter earnings guidance is $.09-.13 per share, a decline of $.11 per share versus October guidance. Approximately $.08 per share of the decline results from higher restructuring-related costs, increased legal reserves, and lower anticipated earnings from business units the company is divesting. In addition, the company’s businesses not targeted for divestiture are expected to post $.03 lower earnings per share than previously anticipated, reflecting softer sales in U.S. residential-related markets, and lower production and overhead recovery as a result of continued efforts to aggressively manage inventories.

	4Q Guidance
Guidance, $/share	Previous	Current	Change
Earnings of operations not being divested	.23-.31	.22-.26	(.03 )*
Earnings of operations being divested	.02	—	(.02)
Restructuring-related costs	(.07)	(.11)	(.04)
Higher legal reserves	—	(.02)	(.02)

EPS before impairments	.18-.26	.09-.13	(.11 )*

*	Reflects change at midpoint of range.

Asset impairment charges of approximately $150 million pre-tax (all non-cash) are anticipated in the fourth quarter as a result of the planned divestiture (as previously announced) of the Aluminum Products segment and six additional business units. The company also expects non-cash goodwill impairment charges in the Fixtures & Display group (which is undergoing significant restructuring), but is awaiting completion of a third-party assessment to determine the amount of this impairment. Those charges will also be recognized in fourth quarter results, and the company will provide details of the amounts when earnings are released on January 24. A list of the seven businesses being divested is below.

(million $’s)		Estimated 2007 Revenue	Estimated Impairment
Segment	Business Units
Residential:	Fibers, Wood Products, Coated Fabrics	190	30
Commercial:	Storage Products**, Plastics	150	10
Aluminum:	Entire Segment	490	85
Specialized:	Comm. Vehicle Products – Dealer	80	25

Total		910	150

**	The Storage Products business unit is a portion of the Fixture & Display group.

P.O. BOX 757 • NO. 1 LEGGETT ROAD • CARTHAGE, MISSOURI 64836-0757 • 417/358-8131

The company anticipates some further divestiture and restructuring-related costs in 2008, but expects the amounts to be significantly lower than those in the fourth quarter. Leggett will provide estimates of these 2008 costs when guidance is issued on January 24; however, the company does not intend to forecast potential gains or losses on sales of the businesses being divested.

Leggett anticipates fourth quarter sales of approximately $1.23 billion, in line with October guidance. Softer than expected sales in U.S. residential-related markets have been offset by demand strength in other areas, including certain international markets and the Fleet portion of the company’s domestic Commercial Vehicle Products business. Fourth quarter sales are expected to decline 3% from 4Q 2006 (excluding the discontinued Prime Foam operations).

President and CEO David S. Haffner commented, “Many of our domestic markets remain challenging. As we near completion of the 2008 operating budgets, we see no major catalysts to appreciably alter demand trends in the near-term. However, we are making substantial progress on the factors we control. The divestitures that we announced in November are progressing. We have engaged investment bankers to assist with the sale of the Aluminum Products segment and three of the other business units. We expect all seven divestitures to be completed during 2008, resulting in after-tax proceeds of approximately $400 million (tax effect should be minimal). Given the current level of market interest in small-to-mid size transactions, the normalized earnings and cash flow of these business units, and the value of tangible assets associated with these operations, we believe our expectations are reasonable.

“As we said in November, the management team is absolutely dedicated to the rapid implementation and precise execution of our change in strategy and focus. Our shareholders deserve the benefits that we expect will result.”

Fourth quarter and full-year 2007 results will be released after the market closes on January 24, with a conference call the next morning. Annual earnings guidance for 2008 will be issued as part of the January 24 earnings press release.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 124-year-old firm is composed of 28 business units, 32,000 employee-partners, and more than 300 facilities located in over 20 countries.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Susan R. McCoy, Director of Investor Relations, (417) 358-8131 or invest@leggett.com